ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Miami Subs Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Miami Subs Corporation of our report dated July 14, 1995, relating to the consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995, and related schedule which report appears in the May 31, 1995 annual report on Form 10-K of Miami Subs Corporation. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                                 KPMG PEAT MARWICK LLP



June 11, 1996